Exhibit 10.2

October 10, 2022

Rich Walker

Via e-mail

Dear Rich:

I am pleased to offer you a full time, exempt position with Skillsoft Corp. (the “Company”).

The terms of your employment as set forth below supersede in their entirety the terms of your offer letter with Churchill Capital Corp II, the Company’s predecessor, dated May 5, 2021. This letter embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

The following summarizes the specific details regarding your employment offer with the Company:

Job Title:	Chief Financial Officer
Reporting To:	Chief Executive Officer
Location:	Denver Metro; however, it is understood that you will travel to various office locations as required to perform your duties.
Start Date:	Your “Start Date” in your new role will be October 28, 2022, or such other date as reasonably requested by the Company.
Base Salary:	$525,000, less applicable withholdings, to be paid semi-monthly.
Company Bonus:	With respect to each fiscal year you are employed by the Company, you shall be eligible to participate in an annual cash bonus program in which other senior executives at the Company participate, pursuant to which you will be eligible to earn a target annual bonus equal to 75% of your salary, subject to a maximum payout and other details established by the board of directors. Your opportunity for fiscal year 2023 will be pro-rated from the first of the month following your Start Date. From the period February 1, 2022 through the last day of the month in which your Start Date occurs, your opportunity for fiscal year 2023 will be based on your compensation in your role as Chief Strategy and Corporate Development Officer.
Benefits:	You are eligible to participate in the Company’s benefits plans and programs consistent with what the Company makes available to its other senior executives, including an executive physical and paid time off, subject to the Company’s vacation policy.
Severance:

(A) In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined on Annex I attached hereto), you will be entitled to (i) accrued salary and other accrued benefits and (ii) 12 months’ base salary and benefits continuation.

(B) In the event your employment is terminated by the Company without Cause or by you for Good Reason within the 12-month period following a Change in Control (as defined in the Skillsoft 2020 Omnibus Incentive Plan), you will be entitled to (i) 12 months’ base salary and benefits continuation, (ii) a pro-rata target bonus for the year in which termination occurs, (iii) target bonus for the fiscal year in which such termination occurs and (iv) accelerated vesting of outstanding equity awards.

The severance payments set forth in paragraphs (A) and (B) above are contingent upon your execution and non-revocation of a release of claims and your continued compliance with your obligations under the Restrictive Covenants Agreement (as defined below).

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Indemnification:

The Company agrees to indemnify you and hold you harmless to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company during the term of employment.

Equity Award:

As soon as practically possible following your Start Date, subject to approval by the Company’s board of directors, you will be granted the following pursuant to the terms set forth in an award agreement:

(i)            262,500 time-based restricted stock units (“RSUs”) that will vest ratably on each of the first four anniversaries of the 1st of the month following your Start Date, subject to your continued employment through each vesting date.

(ii)          87,500 performance-based RSUs subject to both time- and performance-based vesting conditions that will lapse:

a.    As to the time-vesting component, ratably on each of the first three anniversaries of the 1st of the month following your Start Date, subject to your continued employment through each vesting date.; and

b.    As to the performance-vesting component, subject to the performance of Skillsoft against the Russell 3000 index utilizing the metric rTSR (relative Total Shareholder return), with the applicable rTSR performance thresholds to be set forth in the award agreement and aligning to the performance period set forth in the approved FY23 LTI Plan Design.

The award agreement will include non-competition and non-solicitation clauses applicable during employment and for 12 months thereafter. In the event of any conflict between the scope of the non-competition and non-solicitation clauses contained in the award agreement and the scope of such clauses in the Restrictive Covenants Agreement, the scope of such clauses in the Restrictive Covenants Agreement shall control.

Section 280G:	Notwithstanding anything in this offer letter to the contrary, in the event that (A) there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) any payment or benefit made or provided to you or for your benefit in connection with this offer letter or otherwise is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code, then such payment or benefit shall be reduced to the minimum extent necessary to avoid the imposition of such tax, but only if such reduction would cause the amount to be retained by you, to be greater than would be the case if you were required to pay such excise tax.

As a condition of employment, you will be required to sign the Restrictive Covenants Agreement attached hereto as Annex II. This offer letter is also contingent upon your full and complete disclosure to the Company of any and all agreements (non-competition, non-solicitation, employment, confidentiality or otherwise) with any prior employer, clients, principals, partners or others which the Company determines would in any way limit you either contractually or otherwise from engaging in any business activities required or contemplated by the Company in this offer letter. The Company reserves the right to withdraw this offer letter in the event that it determines or believes that any contractual or other obligation may materially limit your ability to engage in business activities for the Company.

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Please note this offer letter is meant to confirm the terms and conditions we discussed. It is not a contract of employment. You should be aware that your employment with the Company constitutes at will employment. As a result, your employment can be terminated by either you or the Company with 30 days prior written notice. Accordingly, nothing in this offer letter should be construed as creating a contract of employment for any specified term.

Unless and until your appointment is publicly announced by the Company, you agree that you will not disclose the terms of this offer letter or the Restrictive Covenants Agreement, except to your immediate family and your financial and legal counsel and advisors or as may be required by law or ordered by a court. You further agree that any disclosure to your financial and legal counsel and advisors will only be made after such counsel and advisors acknowledge and agree to maintain the confidentiality of this offer letter and its terms. Failure to abide by the terms set forth in this paragraph will result in this offer letter becoming null and void ab initio.

This offer letter will expire if not accepted on or before the close of business on the seventh day after the date hereof. Please sign and return a copy of the letter and enclosed documents to Jeff Tarr via email.

This offer letter, along with the Restrictive Covenants Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral, between you and any other representative of the Company. This offer letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Sincerely,

/s/ Jeffrey R. Tarr
Jeffrey R. Tarr, Chief Executive Officer

ACCEPTED:

/s/ Richard Walker	10/10/2022
Richard Walker	Date

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ANNEX I

Defined Terms

“Cause” shall mean the occurrence of any one of the following, as determined by the Board of Directors of the Company (the “Board”): (i) gross negligence or willful misconduct in the performance of, or your abuse of alcohol or drugs rendering you unable to perform, the material duties and services required for your position with the Company, which neglect or misconduct, if remediable, remains unremedied for 15 days following written notice of such by the Company to you; (ii) your conviction or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) your commission of an act of deceit or fraud intended to result in your personal and unauthorized enrichment; or (iv) your material violation of the written policies of the Company or any of its affiliates as in effect from time to time, your breach of a material obligation of yours to the Company pursuant to your duties and obligations under the Company’s organizational documents, or your material breach of a material obligation of yours to the Company or any of its affiliates pursuant to this offer letter or any award or other agreement between you and the Company or any of its affiliates. No act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company; and provided further that no act or omission by you shall constitute Cause hereunder unless the Company has given detailed written notice thereof to you, and you have failed to remedy such act or omission, as determined by the Board in its discretion. By way of clarification, but not limitation, for purposes of this definition of the term Cause, materiality shall be determined relative to this offer letter and your employment, rather than the financial status of the Company as a whole.

“Good Reason” shall mean any of the following events or conditions occurring without your express written consent prior to such termination, provided that you shall have given notice of such event or condition asserted to give rise to Good Reason within a period not to exceed 60 days after the initial existence of such event or condition, and the Company has not remedied such event or condition within 60 days after receipt of such notice, and you shall have terminated employment within 30 days after the period in which the Company is entitled to cure the asserted Good Reason: (i) a material demotion, material reduction in responsibility or material change in reporting, or the assignment of duties to you that are substantially inconsistent with your position; (ii) a reduction in your base salary or your then-current target bonus percentage; (iii) the Company’s failure to pay material compensation when due and payable; or (iv) a relocation of your principal place of employment by more than 50 miles.

ANNEX II

Restrictive Covenants Agreement

[See attached]

SKILLSOFT CORP.

RESTRICTIVE COVENANTS AGREEMENT

1.            General.

In reliance upon the promises made by me in this Restrictive Covenants Agreement (the “Agreement”), the Company Group (defined below) will provide me with access to Confidential Information (defined below, to include, without limitation, trade secrets) related to my position and the opportunity to develop relationships with the Company’s employees, agents, and business contacts (clients and others) for the purpose of developing goodwill for the Company Group. I agree that my receipt of the foregoing would give me an unfair competitive advantage if my activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement.

Accordingly, as a condition of my employment with Skillsoft Corp. (“Skillsoft”), its subsidiaries, affiliates, successors or assigns (together with Churchill, the “Company Group”), and in consideration of my employment with the Company Group, my receipt of the compensation now and hereafter paid to me by the Company Group, and my access to and use of the Company Group’s Confidential Information (as defined below to include, without limitation, trade secrets), I agree to the following :

2.            Confidential Information.

A.            Company Group Information. I agree at all times during the term of my employment with the Company Group and thereafter, to hold in strictest confidence, and not to use, transmit, or copy, except for the benefit of the Company Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Skillsoft (the “Board”), any Confidential Information of the Company Group, except (i) except as required in the course of my employment with the Company Group, (ii) under a non-disclosure agreement duly authorized and executed by the Company Group; or (iii) as otherwise required by applicable law, regulation or legal process. “Confidential Information” means an item of information or data or compilation of information or data in any form (tangible or intangible) related to the Company Group’s business that I acquire or gain access to in the course of my employment with the Company Group that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, I understand that Confidential Information includes non-public information that relates to the actual or anticipated business or research and development of the Company Group, technical data, trade secrets, know-how, research, product plans or other information regarding Company Group’s products or services and markets therefor, customer lists, private customer contract terms, other customer information (including, but not limited to, customers of the Company Group on whom I called or with whom I became acquainted during the term of my employment with the Company Group, and the identity and contact information for decision-makers at such customers), unpublished pricing information, and underlying pricing-related variables such as costs, discounting options, and profit margins, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans and strategies, financial records and analysis, and related non-public data regarding the Company’s financial performance, joint venture, partnership, and business (stock and asset) sale and acquisition opportunities identified by the Company Group and related analyses or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I further understand nothing in this Agreement prohibits disclosure of information that arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that I otherwise have a right to disclose as legally protected conduct.

B.            Former Employer Information. I agree that I will not, during my employment with the Company Group, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.            Third Party Information. I recognize that the Company Group has received, and in the future will receive, from third parties, their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company Group consistent with the Company Group’s agreement with such third party.

D.            Non-Interference. I understand that the Confidentiality provisions of this Agreement do not prohibit me from (i) reporting in good faith a possible violations of any law or regulation to a government agency; or (ii) making any other disclosures protected under the whistleblower provisions of any law, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General. I further understand that nothing in this Agreement shall interfere with my right to file a charge, cooperate or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other regulatory or law enforcement agency. Finally, I understand that the Confidentiality provisions of this Agreement do not prohibit me from lawfully exercising my rights under Section 7 of the National Labor Relations Act to engage in concerted protected activity. I further understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

3.            Inventions.

A.            Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company Group (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company Group’s proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company Group, I incorporate into a Company Group product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company Group a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.            Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company Group, will hold in trust for the sole right and benefit of the Company Group, and hereby assign to the Company Group, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company Group (collectively referred to as “Inventions”), except as provided in Section 3(F) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company Group and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company Group’s sole discretion and for the Company Group’s sole benefit and that no royalty will be due to me as a result of the Company Group’s efforts to commercialize or market any such invention.

C.            Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company Group and the United States or any of its agencies.

D.            Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company Group. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

E.            Patent and Copyright Registrations. I agree to assist the Company Group, or its designee, at the Company Group’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company Group is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint the Company Group and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.            Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company Group do not apply to any invention which qualifies fully under the exceptions set forth in Exhibit B. I will advise the Company Group promptly in writing of any inventions that I believe meet the criteria in Exhibit B and not otherwise disclosed on Exhibit A.

4.            Conflicting Employment.

I agree that, during the term of my employment with the Company Group, I will not engage in any other employment, occupation or consulting directly or indirectly related to the business in which the Company Group is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company Group; provided this will not preclude me from engaging in other civic, charitable, non-profit, industry or trade associations, or religious activities that do not conflict with the business interests of the Company Group and do not otherwise compete with the business of the Company Group that are disclosed to the Company Group in accordance with the terms set forth in Section 7(A)(1).

5.            Returning Company Group Documents. I agree that, at the time of leaving the employ of the Company Group, I will promptly deliver to the Company Group (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company Group or otherwise belonging to the Company Group, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3(D). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.            Notification of New Employer. In the event that I leave the employ of the Company Group, I hereby agree to provide notification to my new employer about my rights and obligations under this Agreement, including a copy of this Restrictive Covenants Agreement.

7.            Non-Competition; Non-Solicitation of Customers and Employees; Non-Disparagement

A.            I agree that, during the term of my employment with the Company Group, I will not directly or through the direction or control of others :

(1)            be employed or engaged in (x) any other business or undertaking (except a Permitted Investment (as defined herein)) or (y) any civic, charitable, non-profit, industry or trade associations, religious or other activity unless such undertaking (i) does not interfere with my duties to the Company Group, does not conflict with the business interests of the Company Group and does not otherwise compete with the business of the Company Group (and is disclosed to the Company Group) or (ii) is approved by the Board prior to the date of this Agreement or from time to time thereafter (such approval, in the case of charitable, pro bono or educational activities, not to be unreasonably withheld).

(2)            “Permitted Investment” means an investment:

(a)            comprising not more than three percent (3%) of the shares or other capital of a company (whether listed or not); provided, that the relevant company in which the investment is made either (i) does not carry on a business which competes with the Company Group or (ii) does compete with the Company Group, but the investment is a passive investment in shares or other securities of the relevant company which are listed on a securities exchange; or

(b)            which is approved or consented to by the Board.

B.            I agree that during the term of my employment with the Company Group and for a period of twelve (12) months thereafter, irrespective of which party ends the relationship or why it ends, I will not, directly or through the direction or control of others, on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, solicit, induce or encourage any Restricted Customer to cease to do business with or reduce its service or business relationship with the Company Group.

“Restricted Customer” means any customer or client of the Company Group:

(1)            who is, or was, in the twelve (12) months immediately prior to the termination date of my employment with the Company Group, a client or prospective client of the Company Group; and

(2)            with whom I had business dealings during the course of my employment during the twelve (12) month period prior to the termination date of my employment with the Company Group; and

(3)            about which I would have been provided trade secret information during my employment with the Company Group (including any period of employment with a predecessor entity acquired by or otherwise made a part of the Company Group).

Nothing in this Section 7(B) shall prohibit the solicitation or conducting of business not in direct or indirect competition with the business of the Company Group.

C.            I agree that during the term of my employment with the Company Group and for a period of 12 months thereafter, irrespective of which party ends the relationship or why it ends, I will not, directly or through the direction or control of others, on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, solicit, induce or encourage any employee or consultant to leave employment of or service with the Company Group or, on behalf of a business competitive to the Company Group, otherwise facilitate the hiring of any such employee or consultant; provided Sections 7(B) and 7(C) shall not apply to (1) the solicitation or engaging of any employee, agent, or independent contractor pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor or to hiring of any such employee, agent, or independent contractor who was first solicited or engaged pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor, or (2) my serving as a reference at the request of an employee, agent, or independent contractor; and provided further that clause 7(B) shall not apply to my solicitation or attempted solicitation of a client that utilizes multiple service providers in the same space as it utilizes the services of the Company Group, so long as I do not encourage or cause such client to terminate or diminish its business relationship with the Company Group or breach my confidentiality obligations in Section 2(A) in relation to the customer or client. Notwithstanding any of the foregoing, activities engaged in by or on behalf of the Company Group are not restricted by this covenant described in Sections 7(B) and 7(C).

D.            I agree that during the term of my employment with the Company Group and for a period of twelve (12) months thereafter, irrespective of which party ends the relationship or why it ends, I will not, except as an owner of Permitted Investments, directly or through the direction or control of others, on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity: (1) provide or manage services for the benefit of a Competitive Business that are the same or similar in function or purpose to those I provided to or managed for the Company Group during the last two (2) years of my employment with the Company Group; (2) render any business development services in any capacity to a Competitive Business; (3) serve as a consultant, director, officer, stockholder, partner, principal, manager, member, or owner of a Competitive Business; or (4) take on any other responsibilities for a Competitive Business that would involve the probable use or disclosure of the Company Group’s trade secrets or the conversion of Restricted Customers to the benefit of a Competitive Business or detriment of the Company. . “Competitive Business” means any person or entity which is engaged in business (or actively planning to engage in business) that is (or will be) in competition with the business of the Company Group. I agree that the scope of restricted activities in Sections 7(B) and (D) are reasonable and necessary to protect the Company Group’s trade secrets because in my role as an officer for the Company Group, I will have access to the Company Group’s highly sensitive trade secret information about all of its lines of business. The restrictions in this Section 7(D) shall be limited to the United States and each country (including state and state-equivalents and county and county-equivalents therein) in which I was provided access to trade secrets about the Company Group’s business during the last two (2) years of my employment with the Company Group. In my role as an officer for the Company Group, I am presumed to have received trade secret information about the Company Group’s business throughout the United States and each country (including state and state-equivalents and county and county-equivalents therein) in which the Company Group is engaged in business (or actively planning to engage in business) at the time my employment with the Company Group ends. I am responsible for seeking clarification from the Company Group’s Human Resources department if it is unclear to me at any time what the scope of the restricted geographic area is.

E.            I agree that at no time after the termination of my employment with the Company Group shall I directly or indirectly represent myself as having an ownership interest in or being employed by the Company Group, other than as a former director or employee of the Company Group and (where applicable) as a minority shareholder or former minority shareholder of the Company Group.

F.            The Company Group and I agree that at no time during or after the termination of my employment with the Company Group shall I make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company Group, and the Company Group shall instruct its directors and officers to not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage me. The foregoing shall not be violated by truthful statements to legal process or inquiry by a governmental authority as set forth in Section 2(D).

G.            I agree that the restrictions imposed on me by this Section 7 extend to any actions by me (1) on my own account; (2) on behalf of any firm, company or other person; (3) whether alone or jointly with any other person; or (4) as a director, manager, partner, shareholder, employee or consultant of any other person.

H.            I agree, after taking legal advice and having regard to all the circumstances, that the restrictions in this Section 7 are reasonable and necessary but no more than sufficient for the protection of the goodwill and trade secrets of the businesses of the Company Group and the legitimate commercial interests of the Company Group and that they do not unreasonably impose limitations on my ability to earn a living. The Company Group and I agree that:

(1)            each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(2)            if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or reformed (such as to time, scope of activity or geography), the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.

I.            The Company Group and I agree that this Section 7 shall not prohibit me from making a Permitted Investment.

J.            I acknowledge and agree that any change, whether material or immaterial, to the terms of my engagement, or my position, title, duties, salary, benefits, and/or compensation with the Company Group, shall not cause this Agreement to terminate and shall not affect my obligations under this Agreement, or affect the validity or enforceability of this Agreement.

K.            If I fail to comply with a restriction in this Agreement that applies for a limited period of time after employment, the time period for that restriction will be extended by the greater of either: one day for each day I am found to have violated the restriction, or the length of the legal proceeding necessary to secure enforcement of the restriction; provided, however, this extension of time shall be capped so that the extension of time does not exceed two years from the date my employment ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied.

L.            In the event that any action is filed to enforce the terms and conditions of this Agreement, the prevailing party in the action will recover from the non-prevailing party, in addition to any other sum that either party may be called upon to pay, a reasonable sum for the prevailing party’s attorney’s fees and costs. The Company Group shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.

8.            Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.            Representations. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company Group. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith and the Company Group acknowledges that I executed an employment agreement with my prior employer that contained, non-solicit, non-compete and confidentiality provisions which I represent I will not be in breach of as a result of my employment with the Company Group.

10.            Arbitration and Equitable Relief.

A.            Arbitration. Any and all controversies, claims or disputes involving me and the Company Group and/or any current or former parent corporation, subsidiary, corporate affiliate, related company, agent, employee, officer, director, shareholder or benefit plan of the Company Group in their capacity as such or otherwise, arising under or with respect to this Agreement or arising out of, relating to or resulting from my past, current, or future employment with the Company Group (collectively, “Covered Claims”) shall be resolved exclusively through bi-lateral arbitration between me and the Company Group, including without limitation any claims relating to harassment or discrimination of any kind, the payment of wages or other compensation, any form of retaliation, the accommodation of a disability, or termination of employment. This arbitration clause shall survive the termination of my employment with the Company Group.

B.            I agree that Covered Claims will only be arbitrated on an individual basis, and that Company Group and I both waive the right to participate in or receive money from any class, collective, or representative proceeding. I may not bring a claim on behalf of other individuals, and any arbitrator hearing my claim may not arbitrate any form of a class, collective, or representative proceeding. I further agree to refrain from joining and to take all available measures to affirmatively opt out of any legal proceeding in which any person or entity asserts or attempts to assert a claim against the Company Group and/or its current or former parent corporations, subsidiaries, corporate affiliates, related companies, agents, employees, officers, directors, shareholders or benefit plans on behalf of any actual or potential class or collective of which I am a member.

C.            Procedure. The Company Group and I agree that either party may invoke arbitration, that any arbitration will be administered by the American Arbitration Association (“AAA”), and that the Employment Arbitration Rules and Mediation Procedures in effect at the time a demand for arbitration is filed will apply, except as follows: (1) the Company Group will pay for any administrative or hearing fees charged by the arbitrator or AAA to the extent required by applicable law, except that I shall pay the first $200.00 of any filing fees associated with any arbitration I initiate; (2) the arbitrator shall have the authority to issue an award or partial award without conducting a hearing on the grounds that there is no claim on which relief can be granted or that there is no genuine issue of material fact to resolve at a hearing, consistent with Rules 12 and 56 of the Federal Rules of Civil Procedure; (3) the rights of the parties under the Procedure described in this Section 10(C) shall be the same as those available to them in a court of competent jurisdiction; (4) the decision of the arbitrator shall be in writing, setting forth the reasons for the arbitrator’s determination and shall be final and binding on all parties; (4) the arbitrator’s authority shall be limited to deciding the case submitted by the Party bringing the arbitration and, therefore, no decision by any arbitrator shall serve as precedent in other arbitrations; and (5) under no circumstances shall the arbitrator have the power to proceed on a class action, collective action or mass action basis or to join multiple claimants in one proceeding without the consent of all participating parties. The Employment Arbitration Rules and Mediation Procedures can be found on the AAA’s website at: www.adr.org/employment.

Unless the parties jointly agree otherwise, the arbitration shall take place in or near the city and in the state where I am employed or was last employed by the Company Group, with any party or witness who is unable to appear in person permitted in the arbitrator’s discretion to appear by telephone. Should either party fail to appear or participate in the arbitration proceedings, the arbitrator may decide the dispute on the evidence presented in the proceeding by the appearing party.

D.            Arbitration as the Exclusive Remedy. Except as provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute involving any Covered Claim between me and the Company Group. Accordingly, except as provided for by this Agreement, neither I nor the Company Group will be permitted to pursue court action regarding Covered Claims. Any action to enforce or set aside an arbitrator’s adjudication of any dispute between the parties shall be brought exclusively in the state and federal courts sitting in Colorado, and the parties mutually submit to the personal jurisdiction of such courts for the purposes of such actions.

E.            Availability of Temporary Injunctive Relief in Aid of Arbitration. Notwithstanding the exclusivity provisions above, either party may petition a court of law for temporary or preliminary injunctive relief to temporarily enforce a restriction in this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation pending resolution of the merits of any arbitrable controversy through arbitration. The parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy, and the parties therefore consent to the issuance of a temporary and/or preliminary injunction in such circumstances, acknowledging that an arbitration ultimately will resolve the parties’ underlying dispute.

F.            Administrative Relief. I understand that this Agreement does not prohibit me from filing an administrative charge with a local, state or federal administrative body such as a state human rights commission or department of fair employment and housing, the Equal Employment Opportunity Commission, a state unemployment board or the Workers’ Compensation Board. This Agreement does, however, preclude me from recovering money damages in the context of such a proceeding or pursuing a court action regarding any such claim.

G.            Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress OR UNDUE INFLUENCE BY The company group OR ANYONE ELSE. I FURTHER ACKNOWLEDGE and agree that I have carefully read this agreement and that I have asked any questions NECESSARY for me to understand the terms, consequences and binding effect of this Agreement. I FURTHER ACKNOWLEDGE and AGREE THAT I fully understand THIS AGREEMENT, AND that I am knowingly, voluntarily and irrevocably waiving my right to bring a lawsuit in court and my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.

11.            General Provisions.

A.            Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Colorado.

B.            Entire Agreement. This Agreement along with my offer letter to which this Agreement is appended, sets forth the entire agreement and understanding between the Company Group and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral; however, should I be subject to a prior agreement with the Company Group containing confidentiality, nonsolicitation, noncompetition and/or invention assignment provisions and this Agreement is found to be unenforceable, for any reason, then such prior agreement(s) shall remain in place and survive to afford the Company the greatest protection allowed by law. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company Group and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.            Severability. In the event that the provisions of Section 10 prohibiting class action, collective action, mass action, or other multi-party proceedings are deemed void or unenforceable, the parties’ agreement to arbitrate and all of Section 10 shall be deemed void and of no effect, with the remainder of this Agreement surviving as if it did not include Section 10. If any other provision(s) of this Agreement are deemed void or unenforceable, the remaining provisions will continue in full force and effect.

D.            Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns. I consent to the assignment of this Agreement by Company Group at its discretion, including, without limitation, as part of a sale, merger, or other transaction including without limitation an asset sale or assignment, stock sale, merger, consolidation or other corporate reorganization. My obligations under this Agreement are personal in nature and will not be assigned by me without the written consent of the Company Group.

[Signature Page Follows]

I, the undersigned employee, acknowledge that I received notice of the covenants not to compete in this Agreement and their terms in a separate document before I accepted my offer of employment, or, if a current employee at the time I enter into this Agreement, at least 14 days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of my employment that provides consideration for the covenants not to compete.

I read all the provisions contained herein, and all questions I had about the Agreement were answered to my satisfaction. I understand that I was provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

Date: _________________
Signature

Name of Employee (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

[Omitted.]

Exhibit B

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

[Omitted.]

Exhibit C

SKILLSOFT CORP.

TERMINATION CERTIFICATION

[Omitted.]

Exhibit D

SKILLSOFT CORP.

CONFLICT OF INTEREST GUIDELINES

[Omitted.]